Exhibit 5.1

February 20, 2007
Lance W. Bridges
St. Bernard Software, Inc.	T: (858) 550-6019
15015 Avenue of Science	bridgeslw@cooley.com
San Diego, CA 92128

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ST. BERNARD SOFTWARE, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of an aggregate of up to 900,000 shares of the Company’s Common Stock, $.001 par value (the “Shares”), including 400,000 shares issuable pursuant to the Company’s 2006 Employee Stock Purchase Plan and 500,000 shares issuable pursuant to the Company’s 2006 Recruitment Equity Incentive Plan (collectively, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses prepared pursuant to Section 10(a) of the Securities Act of 1933, as amended, with respect to the Plans (the “Prospectuses”), the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the Plans, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ LANCE W. BRIDGES
Lance W. Bridges

4401 EASTGATE MALL SAN DIEGO CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM